UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 29, 2009

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

Compensation Recovery Policy

On January 29, 2009, the Compensation Committee of the Board of Directors (the “Board”) of Seagate Technology (the “Company”) adopted the Seagate Technology Compensation Recovery for Fraud or Misconduct Policy (the “Compensation Recovery Policy”) which provides standards for recovering compensation from an executive officer where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of such executive officer. The executive officer’s repayment obligation applies to any bonus paid, stock grant issued and/or vested or stock option exercised during the period (the “Covered Period”) commencing with the later of the effective date of the Compensation Recovery Policy or the date that is four years prior to the beginning of the fiscal year in which a restatement is announced and ending on the date recovery is sought, but only to the extent the compensation was awarded after the effective date of the policy.

Under the Compensation Recovery Policy, a recovery event is triggered if the Company issues a restatement of financial results and the independent members of the Board determine in good faith that the fraud or misconduct of an executive officer was a significant contributing factor to such restatement. In such event, the Board will seek the recovery of a cash bonus paid, or performance-based stock grant that vested, during the Covered Period (in either case, having a value of at least $100,000) to the extent it would not have been paid or vested, as applicable, based on the restated financial results. Additionally, if the executive officer either (i) sold any shares of stock acquired upon the exercise of stock options or (ii) sold any shares of stock attributable to non-performance-based stock grants during the Covered Period, the Board will seek to recover the proceeds of any such sales to the extent the proceeds in either case exceed $100,000 in the aggregate. The Board will provide the executive officer with a statement calculating the amount to be repaid to the Company.

Compensation Arrangements for Stephen J. Luczo

As previously disclosed in the Company’s Form 8-K filed with the SEC on January 12, 2009, Stephen J. Luczo, the Company’s Chairman of the Board, has been appointed by the Board as the Company’s President and Chief Executive Officer. On January 29, 2009, the Compensation Committee of the Board, in consultation with the independent members of the Board, approved an annual base salary for Mr. Luczo of $1,000,002, retroactive to January 12, 2009, with a target bonus opportunity of 150% of his base salary. Mr. Luczo will also receive an annual perquisite allowance of $24,024, and will be eligible to receive severance benefits, if applicable, pursuant to the Seagate Technology Executive Officer Severance and Change in Control (CIC) Plan. Consistent with the salary reductions announced by the Company and disclosed in the Company’s Forms 8-K filed with the SEC on January 14, 2009 and January 16, 2009, Mr. Luczo’s base salary will be reduced by 25% (to $750,001) effective February 2, 2009.

In connection with his appointment as President and Chief Executive Officer, on January 30, 2009, Mr. Luczo received a grant of stock options to acquire 3,500,000 of the Company’s common shares and a grant of 150,000 performance shares under the Company’s 2004 Stock Compensation Plan (the “2004 Plan”). Each of these grants is covered by and subject to the Compensation Recovery Policy described above.

In addition, in connection with his appointment as President and Chief Executive Officer, the Agreement between Mr. Luczo and the Company dated October 26, 2006, pursuant to which he was compensated as the Chairman of the Board of Directors, was terminated.

Compensation Arrangements for Robert Whitmore

As previously disclosed in the Company’s Form 8-K filed with the SEC on January 12, 2009, Robert Whitmore, the Company’s Executive Vice President and Chief Technology Officer, assumed the additional responsibilities previously performed by David Wickersham, who resigned from his position as the Company’s President and Chief Operating Officer effective January 12, 2009. In connection therewith, on January 29, 2009, the Compensation Committee of the Board approved an increase to Mr. Whitmore’s annual base salary of 18.2% to $650,000, retroactive to January 12, 2009. Consistent with the salary reductions announced by the Company and disclosed in the Company’s Forms 8-K filed with the SEC on January 14, 2009 and January 16, 2009, Mr. Whitmore’s base salary will be reduced by 25% (to $487,510) effective February 2, 2009.

In connection with his assumption of additional responsibilities as described above, on January 30, 2009, Mr. Whitmore received a grant of stock options to acquire 1,000,000 of the Company’s common shares under the 2004 Plan. This grant is covered by and subject to the Compensation Recovery Policy described above.

Item 8.01 Other Events

Compensation Arrangements for Members of the Board of Directors

On January 29, 2009, the Board reduced the cash compensation for Board and Committee service by 15%, effective immediately. It also approved annual cash retainers for members of the Board serving on the Board’s Strategic and Financial Transactions Committee of $10,000 per member and $20,000 for the board member serving as the Committee Chair, each of which shall be reduced by 15% (to $8,500 and $17,000, respectively) effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: February 4, 2009	By:	/s/ Kenneth M. Massaroni
	Name:	Kenneth M. Massaroni
	Title:	Senior Vice President and General Counsel